EXHIBIT 99.1

NEWS RELEASE for January 11, 2007 at 7:30 AM EDT

Contact:  Allen & Caron Inc

                Jill Bertotti (investors)

                jill@allencaron.com

                Len Hall (media)

                len@allencaron.com

                (949) 474-4300

AMERIGON EXPECTS TO REPORT 2006 REVENUE OF APPROXIMATELY $50 MILLION, UP

MORE THAN 40% FROM 2005 REVENUE WITH STRONG GROWTH IN PROFITABILITY

Year-over-Year Increase Exceeds Earlier Revenue Guidance for 2006

NORTHVILLE, MI (January 11, 2007) . . . Amerigon Incorporated (Nasdaq:ARGN), a leader in developing products based on advanced thermoelectric (TE) technologies for a wide range of global markets and applications, today announced, that on a preliminary, unaudited basis, it expects to report revenue of approximately $50 million for the year ended December 31, 2006, up more than 40 percent year-over-year, with strong year-over-year growth in profitability. President and CEO Daniel R. Coker said that 2006 revenues exceed the Company’s earlier revenue guidance of a 30 percent increase over 2005. He also said that the Company expects 2007 revenue for its proprietary Climate Control Seat™ (CCS™) system to grow 15 to 20 percent over 2006 with continued growth in profitability.

The Company also announced that under terms of its 1997 Stock Incentive Plan and its 2006 Equity Incentive Plan it granted options to eligible executive officers and employees on December 29, 2006 to purchase 386,000 shares of Company common stock at the market price on the date of grant. The Company has estimated that the total accounting charges of the awards over the four year vesting period will be approximately $1.7 million, including a non-cash charge to earnings of $419,000 that will be included in the 2006 fourth quarter.

“Overall revenue growth in 2006 accelerated faster than originally anticipated due to fourth quarter increases in startup demand for CCS in a number of our new vehicle programs in Asia, as well as the US and Europe,” Coker said. “While some of the fourth quarter increase relates to CCS units originally scheduled to be shipped in the 2007 first quarter, we expect that 2007 will be another banner year with an overall year-to-year increase in revenue of 15 to 20 percent.

“We expect to report strong growth in profitability in 2006, including after the fourth quarter charge for the stock options granted to eligible officers and employees in recognition of a job well done,” Coker added. “We are extremely pleased with the progress we made in 2006 and believe the Company has exceptional opportunities for growth in 2007, 2008 and beyond.”

Coker noted that there are a number of macro economic and geopolitical issues outside the Company’s control, such as the effects of gas price increases and the uncertainty of the situations in the Middle East and the Gulf Region that could negatively impact the automotive industry, the overall economy and Amerigon’s results.

About Amerigon

Amerigon (Nasdaq: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat (CCS™) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ending September 30, 2006 and its Form 10-K for the year ended December 31, 2005.

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